UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2016

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In light of a seeming conflict with Section 141(k) of the General Corporation Law of the State of Delaware, the Board of Directors (the “Board”) of Vringo, Inc. (the “Company”) resolved that it is in the best interests of the Company and its stockholders that Article Fifth of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) be amended. The amendment relates to the required stockholders vote for removal of directors. In particular, Article Fifth, Section (2) of the Company’s Certificate of Incorporation contains “only for-cause” director removal provisions, and the Company does not have a classified board of directors or cumulative voting.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.

As such, on January 26, 2016, the Board of the Company proposed, deemed advisable and approved, subject to approval by the Company's stockholders, an amendment to the Certificate of Incorporation in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law and subject to the rights of the holders of any series of preferred stock then outstanding, any directors, or the entire board of directors, may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. The Board directed that such amendment be proposed at the Company's next annual or special meeting of the stockholders of the Company, whichever occurs first.

Consistent with the Board's action, and in light of the recent VAALCO decision, the Company will not enforce the “only for-cause” director removal provision that is currently present in the Certificate of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Date: January 28, 2016	By:	/s/ Andrew D. Perlman
	Name:	Andrew D. Perlman
	Title:	Chief Executive Officer